EXHIBIT 99.1

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS FIRST QUARTER 2007 RESULTS
First Quarter Highlights:
•	Reported earnings from continuing operations per diluted share of $0.34, up 31 percent from $0.26 per diluted share last year

•	Gain of $4.8 million, pretax, or approximately $0.09 per diluted share, was realized on the sale of 1.11 million shares of Polaris’ KTM investment

•	Operating cash flow used for continuing operations improved $28.3 million

•	Guidance for full year 2007 earnings from continuing operations remains unchanged at $2.91 to $3.03 per diluted share
     MINNEAPOLIS (April 12, 2007) — Polaris Industries Inc. (NYSE: PII) today reported first quarter net income from continuing operations of $12.6 million or $0.34 per diluted share for the quarter ended March 31, 2007, in line with previously issued guidance. By comparison, 2006 first quarter net income from continuing operations was $11.2 million or $0.26 per diluted share. Sales from continuing operations for the first quarter 2007 totaled $317.7 million, a decrease of five percent from last year’s first quarter sales from continuing operations of $333.5 million. Reported net income for the 2007 first quarter, including discontinued operations was $12.4 million, or $0.34 per diluted share compared to net income of $11.5 million, or $0.27 per diluted share in the first quarter of 2006, which included $0.4 million or $0.01 per share of a cumulative effect of adopting SFAS 123(R) in the first quarter 2006.
     “Our first quarter results were solid,” commented Tom Tiller, Chief Executive Officer. “Additionally, at the retail level we continue to see progress in our dealers’ efforts to lower their inventories for both ATVs and snowmobiles due to the combination of a reduction of shipments to our North American dealers and improved retail sales during the first quarter 2007. We are on track for dealer ATV inventory to be at acceptable levels by mid year 2007 as we have previously indicated.”
     Tiller added, “It has been almost two months since we unveiled three all new products to consumers, the Victory Vision Street™, Victory Vision Tour™ and the RANGER RZR™. Since introduction, the excitement about these products has exceeded our expectations. We believe that our commitment to lead in innovation as evidenced by these recent product introductions will continue to differentiate Polaris from our competitors and provide sustainable long-term growth opportunities to the Company.”

2007 Business Outlook
     Guidance for full year 2007 earnings from continuing operations remains unchanged and is expected to be in the range of $2.91 to $3.03 per diluted share compared to earnings from continuing operations of $2.72 per diluted share for the full year 2006 on expected sales growth of one percent to three percent for the full year 2007. During the second quarter of 2007, the Company anticipates that North American ATV shipments will decrease once again as dealers continue to manage their inventory to lower levels, resulting in total sales expectations for second quarter 2007 to be lower than the second quarter of 2006 in the range of down three to five percent. Second quarter 2007 earnings from continuing operations are expected to be in the range of $0.57 to $0.60 per diluted share, compared to earnings from continuing operations of $0.53 per diluted share for the second quarter of 2006.

Product line Information	First Quarter Ended March 31,
(In millions)	2007	2006	% change
Snowmobiles	$2,913	$2,545	14%
All-terrain Vehicles	222,487	243,601	-9%
Victory Motorcycles	26,615	25,288	5%
Parts, Garments & Accessories	65,698	62,075	6%
Total Sales	$317,713	$333,509	-5%

     ATV (all-terrain vehicle) sales in the 2007 first quarter decreased nine percent from the first quarter 2006. As planned, shipments of core ATVs to dealers in North America decreased in response to dealer inventory levels and weaker overall market conditions. The RANGER™ utility vehicle product line continued to experience solid, double-digit growth in shipments and retail sales during the quarter. The new RANGER RZR™ has been extremely well received and will begin shipping to dealers in limited quantities in the second quarter 2007.
     Sales of Victory motorcycles increased five percent during the 2007 first quarter compared to the first quarter of 2006. The increase is driven by the ongoing excitement around the Victory brand and the strengthening of the dealer channel. The new 2008 Victory Vision™ models that were unveiled during the first quarter have been very well received and shipments to dealers are expected to begin in the second half of 2007.
     Parts, Garments, and Accessories sales increased six percent during the 2007 first quarter compared to last year’s first quarter driven by increased sales of ATV and utility vehicle related PG&A during the quarter.
     Snowmobile sales totaled $2.9 million for the 2007 first quarter compared to $2.5 million for the prior year’s first quarter. The first quarter is historically a seasonally low quarter for snowmobile shipments. During the first quarter of 2007 improved late season snowfall resulted in increased retail sales which helped to further reduce dealers’ snowmobile inventories. However, retail sales for the full snowmobile riding season ended March 31, 2007 were lower than the previous season for both Polaris and the overall snowmobile industry due in large part to poor snowfall for the majority of the season in many regions of the country.
     Gross profit, as a percentage of sales, was 20.4 percent for the 2007 first quarter, an increase of 20 basis points from 20.2 percent for the first quarter of 2006. Gross profit dollars decreased four percent to $64.9 million for the 2007 first quarter compared to $67.4 million for the first quarter of 2006 due to the lower sales levels. The gross profit margin was positively impacted by the mix of products sold as more utility vehicles and PG&A, which typically have higher margins, were sold during the first quarter of 2007, partially offset by increased sales promotion costs.
     For the first quarter of 2007, operating expenses increased one percent to $61.5 million compared to $60.6 million for the first quarter of 2006. Operating expenses as a percent of sales increased to 19.4 percent from 18.2 percent in the first quarter of 2006. Operating expenses increased from the prior year primarily due to a twelve percent increase in research and development expenses related to the exciting new products under development.
     Income from financial services increased 35 percent to $12.6 million in the 2007 first quarter, up from $9.3 million in the first quarter of 2006 primarily as a result of the increased profitability generated from the retail credit portfolio with HSBC.
     Interest expense increased to $4.8 million for the 2007 first quarter compared to $1.5 million for the first quarter of 2006 due to higher debt levels and increased interest rates during the current year period.
     Gain on sale of manufacturing affiliate shares was $4.8 million for the first quarter of 2007 resulting from the first closing of the Company’s sale of its KTM Power Sports AG (“KTM”) investment under the terms of a previously announced agreement. In February, 2007 approximately 1.11 million shares were sold at a price of approximately 47.0 million Euros. As a result, the Company recorded a gain on the sale of the KTM investment due to the recognition of previously unrealized translation gains recorded in accumulated other comprehensive income, a component of shareholders’ equity.
     Equity in income of manufacturing affiliates (which primarily represents the Company’s portion of income from the investment in KTM, net of tax), was $0.0 for the first quarter 2007 compared to $1.2 million for the first quarter 2006. As has been previously disclosed, the Company no longer receives a net benefit from its ownership percentage of KTM’s income in Polaris’ income statement.
     Non-operating other income increased to $2.7 million in the first quarter of 2007 compared to $0.7 million the first quarter of 2006. The increase is primarily due to the weakening of the U.S. dollar and the resulting effects of foreign currency transactions related to the international subsidiaries.
Financial position and cash flow
     Polaris historically experiences the highest demand for cash during the first quarter of each year. Net cash used for operating activities of continuing operations totaled $14.8 million for the first quarter ended March 31, 2007, an improvement from $43.1 million used in the first quarter of 2006. Lower accounts receivable, fewer cash payments against accrued expenses along with reduced growth in factory inventories at March 31, 2007 compared to the same time period last year were the primary reasons for the improvement. Borrowings under the credit agreement were $243.0 million at March 31, 2007 primarily as a result of the term loan utilized to complete the accelerated share repurchase transaction in the fourth quarter of 2006. The Company’s debt-to- total capital ratio was 58 percent at March 31, 2007, compared to 18 percent at the same time last year.
Share Buyback Activity
     As previously announced, during the fourth quarter 2006 the Company repurchased and retired 3.55 million shares of Polaris common stock through an accelerated share repurchase agreement. During the first quarter 2007 the Company repurchased and retired only a nominal number of shares related to employee stock incentive plans. As of March 31, 2007, the Company has authorization from its Board of Directors to repurchase up to an additional 4.8 million shares of Polaris stock. After the completion of the accelerated share repurchase transaction which is anticipated to be no later than September 2007, Polaris may repurchase the balance of the share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ first quarter 2007 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 706-679-2596 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Thursday, April 19, 2007 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 4153976, and on Polaris’ web site.
About Polaris
     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
     With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
UNAUDITED

	First Quarter Ended March 31,
	2007	2006
Sales	$317,713	$333,509
Cost of sales	252,778	266,117

Gross profit	64,935	67,392
Operating expenses
Selling and marketing	27,475	28,320
Research and development	18,551	16,497
General and administrative	15,491	15,824

Total operating expenses	61,517	60,641

Income from financial services	12,626	9,326

Operating Income	16,044	16,077

Non-operating Expense
Interest expense	4,780	1,513
Equity in loss (income) of manufacturing affiliates	34	(1,183)
Gain on sale of manufacturing affiliate shares	(4,840)	—
Other (income), net	(2,744)	(717)

Income before income taxes	18,814	16,464

Provision for Income Taxes	6,263	5,271

Net Income from continuing operations	$12,551	$11,193
Loss from discontinued operations, net of tax	(158)	(70)

Net income before cumulative effect of accounting change	$12,393	$11,123
Cumulative effect of accounting change, net of tax	—	407

Net Income	$12,393	$11,530

Basic Net Income per share
Continuing operations	$0.35	$0.27
Loss from discontinued operations	$(0.00)	$(0.00)
Cumulative effect of accounting change	—	0.01

Net Income	$0.35	$0.28

Cumulative effect of accounting change
Diluted Net Income per share
Continuing operations	$0.34	$0.26
Loss from discontinued operations	$(0.00)	$(0.00)
Cumulative effect of accounting change	—	0.01

Net Income	$0.34	$0.27

Weighted average shares outstanding:
Basic	35,492	41,791
Diluted	36,552	43,124
All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
Subject to Reclassification
(In Thousands)

	March 31, 2007	March 31, 2006
ASSETS	(Unaudited)	(Unaudited)
Current Assets
Cash and cash equivalents	$45,115	$10,913
Trade receivables, net	51,957	60,712
Inventories, net	236,739	220,005
Prepaid expenses and other	17,192	13,163
Deferred income taxes	55,927	55,430
Current assets from discontinued operations	—	3

Total current assets	406,930	360,226

Property and equipment, net	205,511	222,275
Investments in Finance Affiliate	47,879	52,359
Investments in Manufacturing Affiliates	43,097	90,583
Deferred Income Taxes	3,212	2,160
Goodwill, net	25,082	25,029
Intangibles and Other Assets, net	110	198

Total Assets	$731,821	$752,830

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$105,795	$97,959
Accrued expenses	195,196	192,305
Income taxes payable	684	4,947
Current liabilities from discontinued operations	4,290	4,688

Total current liabilities	305,965	299,899
Long term taxes payable	5,440	—
Borrowings under Credit Agreement	243,000	80,000

Total Liabilities	$554,405	$379,899

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 35,618 and 41,513 shares issued and outstanding	$356	$415
Additional paid-in capital	—	—
Retained earnings	160,979	371,537
Accumulated other comprehensive income	16,081	979

Total shareholders’ equity	177,416	372,931

Total Liabilities and Shareholders’ Equity	$731,821	$752,830

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Subject to Reclassification
(In Thousands)
Unaudited

	First Quarter Ended March 31,
	2007	2006
Operating Activities:
Net income before cumulative effect of accounting change	$12,393	$11,123
Net loss from discontinued operations	158	70
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	12,792	14,117
Noncash compensation	5,208	5,628
Noncash (income) from financial services	(1,231)	(3,845)
Noncash loss (income) from manufacturing affiliates	34	(1,183)
Deferred income taxes	1,562	4,411
Changes in current operating items:
Trade receivables	11,858	17,638
Inventories	(6,205)	(17,984)
Accounts payable	5,124	895
Accrued expenses	(57,250)	(71,425)
Income taxes payable	2,184	(4,480)
Prepaid expenses and others, net	(1,405)	1,948

Net cash used for continuing operations	(14,778)	(43,087)
Net cash flow used for discontinued operations	(229)	(665)

Net cash used for operating activities	(15,007)	(43,752)

Investing Activities:
Purchase of property and equipment	(14,307)	(14,023)
Investments in finance affiliate, net	8,980	11,087
Proceeds from sale of shares of manufacturing affiliate	61,723	—

Net cash provided by (used for) investing activities	56,396	(2,936)

Financing Activities:
Borrowings under credit agreement	152,000	199,000
Repayments under credit agreement	(159,000)	(137,000)
Repurchase and retirement of common shares	(649)	(16,413)
Cash dividends to shareholders	(11,922)	(12,807)
Proceeds from stock issuances under employee plans	3,280	1,121
Tax effect of exercise of stock options	451	4,025

Net cash provided by (used for) financing activities	(15,840)	37,926

Net increase (decrease) in cash and cash equivalents	25,549	(8,762)

Cash and cash equivalents at beginning of period	19,566	19,675

Cash and cash equivalents at end of period	$45,115	$10,913

All periods reflect the classification of the Marine Division results as discontinued operations.